For additional information contact:

R. A. Derr II
Vice President & Treasurer
Director, Investor Relations
609-896-7632

FOR IMMEDIATE RELEASE

      IMO  INDUSTRIES  REPORTS  FIRST  QUARTER  RESULTS

LAWRENCEVILLE, NJ, April 18, 1996 - Imo Industries Inc.  (NYSE-
IMD) today reported net income from continuing operations of $2.7 million or $.16 per share for the first quarter ended March 31, 1996, compared with $2.6 million or $.15 per share for the first quarter of 1995.

Net income for the first quarter of 1996 was $2.7 million, or $.16 per share, compared with approximately $40 million or $2.29 per share reported for the first quarter of last year. Net income for the first quarter of 1995 included an estimated gain of $39.6 million from the sale of the Company's Turbomachinery business, $1 million in income from discontinued operations, and an extraordinary charge of $4.1 million.

Segment operating income was $11.1 million, 8% higher than last year's first quarter. Sales in the first quarter totaled $99.4 million, up 4% from the first quarter of 1995. Bookings of $104 million in the first quarter were 3% ahead of last year.

"The four core businesses that constitute the 'new Imo' -- Power Transmission, Pumps, Instrumentation and Morse Controls
- -- all turned in strong performances for the quarter, with earnings showing significant improvement over fourth quarter 1995 results. Operating income was particularly strong at the Pumps and Instrumentation segments, compared to both last year's first and fourth quarters," said Donald K. Farrar, chairman and chief executive officer.

"Previously announced plans to refinance the Company's domestic senior debt and all $220 million remaining subordinated debentures are currently proceeding on schedule, with completion expected before the end of the second quarter," Farrar reported. Citicorp Securities, Inc. and CS First Boston have been engaged to assist in this effort.

A number of prospective buyers have been identified for the Roltra-Morse business, which the Company previously announced it intends to sell this year. Roltra-Morse, with headquarters in Turin, Italy, is a supplier of door, window and gearshift components to the European automotive industry, with annual sales of approximately $100 million. Also as previously announced, Imo continues to market the remaining portion of its Electro-Optical Systems business. Net proceeds from these sales will be used to further reduce debt. The Roltra-Morse and remaining Electro-Optical Systems businesses are accounted for as discontinued operations.

"These actions represent the final steps in a program to focus the company on its core operations, strengthen its balance sheet and position the Company for profitable future growth,"
Farrar said.

Power Transmission: Although the segments sales and operating income improved significantly from the 1995 fourth quarter, results were down as compared with the exceptionally strong first quarter of 1995. Sales of $23.7 million for the segment were down 9% compared to the first quarter of 1995. Operating income was $2.8 million, compared to $3.6 million in the first quarter of 1995.

Pumps: Sales of $26.3 million were up 19% over last year's first quarter. Operating income of $3.5 million was 43% higher than last year. The segment is experiencing continued growth in its U.S. industrial markets and strong export demand, driven by projects in crude oil transfer, chemical processing, and power generation. The global marine market also has gained strength. Bookings for the quarter were 23% higher than last year's first quarter, increasing the backlog to $36 million, $5.6 million ahead of the comparable period of 1995.

On March 31, 1996, Imo acquired the assets of its French licensee. The acquisition will increase pump sales in Europe by approximately $6 million annually.

Instrumentation: Sales of $19.4 million were up 5% in the first quarter and operating income of $2.1 million was 25% ahead of last year, largely as a result of improvements at the segment's factory in Basingstoke, England. The turnaround continues to progress at the U.K. facility, which has now absorbed all the product lines previously manufactured at a German plant that was closed last year. First quarter 1996 bookings at the U.S. operation were 20% ahead of last year's first quarter, breaking records for both dollar volume and unit volume. Total bookings for the segment as a whole were $23.0 million, up 7% from last year's comparable quarter.

Morse Controls: Sales of $30 million and operating income of $2.7 million were respectively 3% and 7% ahead of the same period last year. These increases resulted from the acquisition of RMH Controls, a Swedish manufacturer of specialized electronic controls, which was completed in December of 1995. Marine sales in the U.S. were slowed due to the late arrival of the spring pleasure boating season.

"Looking ahead, we are confident that the four core businesses that form the 'new Imo' will continue to meet their operating objectives," said Farrar. "We are off to a strong start in 1996 as evidenced by the 10% increase in revenues and more than doubling of our segment operating income as compared with the last quarter of 1995."

Imo Industries Inc. is a diversified manufacturer of pumps, fluid sensors, motion control products, and remote control systems, with operations worldwide.




              IMO INDUSTRIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(Amounts in thousands, except per share data)

                             Three Months Ended March 31
                                    (Unaudited)


                                    1996      1995 (a)
                                  ________    _________

Net Sales                    (a) $  99,412   $   95,884

Gross Profit                        31,882       30,894

Segment Operating Income     (a)    11,110       10,300

Income From Continuing
 Operations Before Income
 Taxes and Extraordinary
 Item                        (a)     3,331        3,467

Income Taxes                           627          881

Income From Continuing
 Operations Before
 Extraordinary Item                  2,704        2,586

Discontinued Operations, Net
 of Taxes:                  (a)(b)
  Income from Operations              ---           964
  Estimated Gain on Disposal          ---        39,613
                                      ---        40,577

Extraordinary Item            (c)     ---        (4,140)


Net Income                      $    2,704  $    39,023

Earnings Per Share:
  Continuing Operations
    Before Extraordinary
    Item                        $     0.16  $      0.15
  Discontinued Operations       $    ---    $      2.38
  Extraordinary Item            $    ---    $     (0.24)
  Net Income                    $     0.16  $      2.29

Average Shares Outstanding          17,085       17,015


Bookings:                    (a)
        Power Transmission      $   24,668  $    26,559
        Pumps                       28,377       23,139
        Instrumentation             22,968       21,517
        Morse Controls              28,373       30,168
                                 _________    _________
                                $  104,386    $ 101,383
                                 =========    =========
Backlog                         $   87,414    $  85,978
                                 =========    =========

See attached notes.

            IMO INDUSTRIES INC. AND SUBSIDIARIES

Segment Information and Financial Highlights
Excludes Discontinued Operations
(Dollars in thousands)

                                Three Months Ended March 31
                                      (Unaudited)


                                    1996        1995 (a)
                                 ---------    ----------
Net Sales:                   (a)
     Power Transmission         $  23,697    $  26,115
     Pumps                         26,346       22,062
     Instrumentation               19,350       18,479
     Morse Controls                30,019       29,228
                                 _________    _________
       Total Net Sales             99,412       95,884
                                 _________    _________

Segment Operating Income :   (a)
     Power Transmission             2,766        3,608
     Pumps                          3,466        2,424
     Instrumentation                2,145        1,718
     Morse Controls                 2,733        2,550
                                  ________     ________
Total Segment Operating Income     11,110       10,300

Equity in Income of
  Unconsolidated Companies             25           25

Corporate Expense                  (1,231)      (1,092)


Net Interest Expense         (b)   (6,573)      (5,766)
                                  _________    _________

Income  From Continuing
 Operations Before Income
 Taxes and Extraordinary
 Item                     (a)(b) $  3,331    $   3,467
                                 ==========  ===========

Memo:
Income Before Interest,
  Taxes, Depreciation
  and Amortization (EBITDA):
  Income From Continuing
    Operations Before Income
    Taxes and Extraordinary
    Item                         $   3,331    $  3,467
  Add Back: Interest Expense (b)     6,970       6,571
            Depreciation and
            Amortization             3,517       3,731
                                 ___________   __________
                       EBITDA    $  13,818    $ 13,769
                                 ===========   ==========

See attached notes.




               IMO INDUSTRIES INC. AND SUBSIDIARIES


(a) As shown on the Segment Information and Financial Highlights, the Company's Continuing Operations are comprised of the Power Transmission, Pumps, Instrumentation and Morse Controls business segments.

     The Company sold substantially all of its Electro-Optical Systems business segment and its Turbomachinery business segment in 1995. These business segments have been
     accounted    for   as   discontinued   operations    and,
     accordingly, their operations are shown in the  Condensed
     Consolidated   Statements  of  Income   as   Discontinued
     Operations.

     On February 7, 1996, the Company announced a plan to sell its Roltra-Morse business. The sale of this business is expected to be completed in 1996. The sale of this
     business   is  being  accounted  for  as  a  discontinued
     operation.   Accordingly, its operations have been  shown
     as Discontinued Operations. The 1995 amounts have been reclassified to conform to this presentation.

(b) Total interest expense (before allocations to discontinued operations) of $8.7 million in the first quarter of 1996 decreased $1.5 million, or 15%, compared with the first quarter of 1995. Interest amounts included in income from continuing operations exclude interest allocated to the Discontinued Operations of $1.7 million and $3.7 million for the three months ended March 31, 1996 and 1995, respectively. The amounts allocated are included in income from operations of discontinued operations, net of taxes.

     Amounts indicated as net are net of interest income of $.4 million and $.8 million for the three months ended
     March 31, 1996 and 1995.

(c) The three months ended March 31, 1995 include an extraordinary charge of $4.1 million after tax ($.24 per share), representing the non-cash write-off of previously deferred loan costs in connection with the early extinguishment of debt.

                             ###